EXHIBIT (4)(t)

OVERLOAN PROTECTION RIDER

This rider becomes a part of the policy to which it is attached (“the Policy”). All terms of the Policy that do not conflict with this rider’s terms apply to this rider.

Effective Date – This rider takes effect as of the Policy Date and stays in force unless it terminates as described in the Rider Termination section below. The rider has no effect unless it is exercised, as described below.

Rider Benefit Summary – Subject to satisfaction of the Exercise Conditions described below, exercise of this rider will guarantee, as long as the rider stays in force, that the Policy will not lapse even if the Policy Debt exceeds the Accumulated Value; that is, the rider will protect the Policy from lapsing due to an overloan condition.

Minimum Five-Year Premium Requirement – At the fifth policy anniversary, the cumulative premium paid, reduced by any loans and withdrawals taken, must be at least equal to the Minimum Five-Year Premium shown in the Policy Specifications, or this rider will enter the Rider Grace Period.

Rider Grace Period – If enough premium has not been paid by the fifth policy anniversary to satisfy the Minimum Five-Year Premium Requirement, we will send you a Rider Grace Period notice stating the amount of additional premium that must be paid to keep the rider in force and the date, not less than 60 days after our mailing of the notice, by which such additional premium must be received by us. If we have not received the additional premium by that date, then this rider will terminate and no further benefits will be provided by the rider.

Exercise Conditions – Each of the following conditions must be true as of the Exercise Effective Date:

1.	The Death Benefit Qualification Test you elected for the Policy must be the Guideline Premium Test. This election is shown in the Policy Specifications. This election is made at the time of policy issue and may not be changed.

2.	The rider must be in force.

3.	The Death Benefit Option must be Option A.

4.	The Insured’s Age at exercise must be within the range of ages shown in the Overloan Protection Rider section of the Policy Specifications.

5.	There must be sufficient Accumulated Value (net of Policy Debt) to cover the Rider Exercise Charge described below.

6.	The Policy Debt must be greater than the Face Amount, but less than 99.9% of the Accumulated Value after the Rider Exercise Charge has been deducted from the Accumulated Value.

7.	The sum of all withdrawals taken must be at least equal to the sum of all premiums paid, or, if not, the Guideline Level Premium must be greater than zero.

8.	The Policy must not be a Modified Endowment Contract and exercising this rider must not cause the Policy to become a Modified Endowment Contract.

9.	There must be no riders requiring charges after the Exercise Effective Date, other than this rider and any term insurance rider on the Insured, and any such rider must not have a change in term insurance rider face amount scheduled to take effect after the Exercise Effective Date.

Exercise Effective Date – Your request to exercise this rider must be made by a Written Request. Exercise cannot occur until the Earliest Exercise Date shown in the Policy Specifications. If all Exercise Conditions are satisfied on the Monthly Payment Date on or next following the date we receive your Written Request to exercise this rider, then the Exercise Effective Date will be that Monthly Payment Date. If all Exercise Conditions are first satisfied at some later date, then the Exercise Effective Date will be the Monthly Payment Date on or next following such later date.

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The following will take place as of the Exercise Effective Date:

1.	Any Accumulated Value in the investment options will be transferred to the Fixed LT Account. No transfer charge will be assessed for such transfer, nor will it count against, or be subject to, any transfer limitations that may otherwise be in effect.

2.	A charge for exercising this rider, as described in the Rider Exercise Charge provision below, will be deducted from the Accumulated Value.

Rider Exercise Charge – There is a one-time charge to exercise this rider. The charge will not exceed the Accumulated Value at the time the rider is exercised multiplied by the Overloan Protection Rate. The Overloan Protection Rate varies based on the Insured’s Age as of the Exercise Effective Date and is shown in the Policy Specifications. There is no charge if the rider is never exercised.

Minimum Death Benefit – After exercise of this rider, and while it continues in force, the Minimum Death Benefit of the Policy will be the death benefit percentage described in the Guideline Premium Test section of the Policy multiplied by the greater of the Accumulated Value or the Policy Debt.

Rider Termination – This rider will terminate if any of the following occur:

1.	If the Minimum Five-Year Premium Requirement has not been satisfied by the end of the Rider Grace Period;

2.	If the Policy terminates;

3.	If you make a Written Request to terminate this rider; or

4.	If, after the Exercise Effective Date,

a)	any premium is paid;

b)	any withdrawal is taken;

c)	any loan repayment is made, other than for loan interest due;

d)	any policy benefit is changed or added at your request; or

e)	any transfer among the investment options is done at your request.

If this rider terminates other than by the death of the Insured, any amount by which the Policy Debt exceeds the Accumulated Value is due and payable.

Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary

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POLICY NUMBER:

VF99999990

POLICY SPECIFICATIONS

SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

SECTIONS FOR OTHER COVERAGES

OVERLOAN PROTECTION RIDER

MINIMUM FIVE-YEAR PREMIUM: [$XX,XXX.XX]

EARLIEST EXERCISE DATE: [XX-XX-XXXX (date that is 15 years after the Policy Date)]

Overloan
Age at	Protection
Exercise	Rate
[75]	[ 0.0361 ]
[76]	[ 0.0355 ]
[77]	[ 0.0349 ]
[78]	[ 0.0343 ]
[79]	[ 0.0336 ]
[80]	[ 0.0328 ]
[81]	[ 0.0320 ]
[82]	[ 0.0311 ]
[84]	[ 0.0302 ]
[85]	[ 0.0291 ]
[86]	[ 0.0279 ]
[87]	[ 0.0265 ]
[88]	[ 0.0249 ]
[89]	[ 0.0232 ]
[90]	[ 0.0212 ]
[91]	[ 0.0189 ]
[92]	[ 0.0163 ]
[93]	[ 0.0141 ]
[94]	[ 0.0124 ]
[95]	[ 0.0115 ]
[96]	[ 0.0114 ]
[97]	[ 0.0114 ]
[98]	[ 0.0113 ]
[99]	[ 0.0113 ]

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